Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

	Contact:	David Christensen
CFO
For Immediate Release		HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Reports Results for Second Quarter

Strong Broadband-Based Growth Supported by Major Sales

MANKATO, Minn., Aug. 1, 2005—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its second quarter ended June 30, 2005. Quarter highlights include the following:

•                  Total revenues grew 10.5 percent from the second quarter of last year to $25.3 million, on revenue increases of 2.3 percent for the Telecom Sector, 34.6 percent for Information Solutions Sector, and 51.8 percent for Enterprise Solutions Sector.

•                  Income from continuing operations of $2,309,000 increased 1.1 percent from the second quarter of last year. Earnings per share were 18 cents for the second quarter of both years.

•                  Net income of $2.4 million, or 19 cents per share, increased 5.6 percent from net income of $2.3 million, or 18 cents per share in the second quarter of last year.

•                  Total debt reduced by $2.2 million in the second quarter, the fourteenth consecutive quarter of improvement.

•                  HTCO selected for listing on the Russell MicrocapTM Index beginning in July.

Improved Results for Second Quarter 2005 Compared to Second Quarter in 2004

For the second quarter of 2005, HickoryTech reported total revenues of $25,268,000, compared to $22,864,000 for the same period of 2004. Revenue in all three sectors increased over a year ago, with Telecom Sector revenues of $19,286,000, an increase of 2.3 percent from the second quarter of 2004; Enterprise Solutions Sector revenues of $5,068,000, which were up 51.8 percent; and Information Solutions Sector revenues of $914,000, which were up 34.6 percent. Revenues in the second quarter were bolstered by major sales in the Enterprise Solutions and Information Solutions Sectors and continuing growth in Broadband related services from the Telecom Sector. Operating income of $4,873,000 declined by 1.6 percent from $4,953,000 a year ago, primarily as a result of a 13.9 percent rise in total costs and expenses attributable to higher levels of market activity. Income from continuing operations of  $2,309,000 was up 1.1 percent from $2,283,000 a year ago. Income from discontinued operations of $101,000, net of tax, resulted from a refund

— more —

of sales tax paid in 2001. Strong financial results were reflected in net income for the quarter of $2,410,000, or 19 cents per share, compared to $2,283,000, or 18 cents per share, for the same quarter last year.

Debt (current and long term) was $97.2 million at the end of the second quarter of 2005, a reduction of $5.8 million since Dec. 31, 2004. As a result of continuing debt reduction, interest expense in the quarter of $1,027,000 decreased from $1,138,000 in the second quarter of 2004.

For the six months ended June 30, 2005, Hickory Tech reported total revenues of $48,376,000, versus $45,551,000 for the same period last year, a gain of 6.2 percent. Operating income was $9,395,000 for the first six months of 2005, a decrease of $360,000 or 3.7 percent from $9,755,000 in the first half of 2004. Income from continuing operations for the six-month period was $4,425,000, a slight decrease of 0.4 percent from $4,444,000 a year ago. Net income for the six months was $4,526,000, compared with $4,385,000 in 2004, a gain of 3.2 percent.

“We were pleased to see significant progress in so many areas of our business,” John Duffy, president and CEO commented. “The large Enterprise Solutions contract we announced on June 23rd with two local colleges, Minnesota State University-Mankato and South Central College; the large Information Solutions contract announced July 13th with TBayTel in Ontario; and the growing migration to Broadband services in the Telecom Sector were instrumental in our achieving revenues at the high end of our expectations for the second quarter. Increased costs and expenses, related to pivotal improvements in our infrastructure and to accommodating growth, contributed to a modest reduction in operating profit. We are also pleased that our continuing positive cash flow has enabled us to pay down debt and to maintain our quarterly dividend at 12 cents for the second quarter.”

Telecom Sector Metrics

The Telecom Sector strengthened in the second quarter of 2005, as compared to the second quarter of 2004:

•                  Telecom revenues grew to $19,286,000, up 2.3 percent from $18,847,000 a year ago.

•                  Total DSL lines rose to 11,693, versus 8,946 a year ago, an increase of 30.7 percent.

•                  Total Digital TV customers increased to 2,141, up from 1,365, a gain of 56.8 percent.

•                  Digital TV introduced into two new communities: Ellendale and New Richland, Minn.

Telecom revenues generated by Broadband initiatives—Data and Digital TV—increased 37.9 percent from a year ago, from $2,074,000 in 2004 to $2,860,000 in the first six months of 2005. Overall financial performance in the Telecom Sector mirrored industry trends that have been developing over recent years. In keeping with the overall telecom industry, network access fees declined — very gradually—down only $35,000 or 0.4 percent for the second quarter year over year. Likewise, although access lines in both ILEC and CLEC declined, the reduction in local service revenues was down only $118,000, or 2.5 percent, for the second quarter year over year. Broadband related services, however, picked up dramatically as seen in the Data and Digital TV revenues.

Looking Ahead – Opportunities for Steady Growth

“The second quarter’s performance reinforced our commitment to our strategic plan, which is focused on achieving reliable, steady growth and providing a good return to our shareholders,” Duffy stated. “The primary sources of our growth in the quarter are attributable to major Enterprise Solutions and Information Solutions contracts, and increases in the Broadband related services of our telecommunications business. These areas offer significant opportunity, but are somewhat less predictable than the traditional telecom business. However, several trends in our business, such as the enthusiastic acceptance of our Digital TV packages, along with the ongoing double-digit growth rate of our Broadband related services, show that we are working our strategic plan. Our goal now is to maintain steady growth while controlling costs, in order to achieve consistent overall performance.”

Further information on the second quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. CDT on Aug. 2, 2005. Investors can access the Webcast through a link on HickoryTech’s homepage at www.HickoryTech.com or through www.CCBN.com.

About HickoryTech

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 400 employees in Minnesota and Iowa. In its 108th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions; and the Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Statement of Operations – Continuing Operations

(unaudited)

(Dollars in Thousands)	For Three Months Ended June 30		For Six Months Ended June 30
	2005	2004	2005	2004
Revenues:
Telecom Sector	$19,286	$18,847	$38,631	$38,273
Information Solutions Sector	914	679	1,402	1,645
Enterprise Solutions Sector	5,068	3,338	8,343	5,633
Total Revenues	25,268	22,864	48,376	45,551

Costs and Expenses:
Cost of Sales, Enterprise Solutions	3,772	2,296	6,040	3,805
Cost of Services, excluding Depreciation and Amortization	8,289	7,871	16,342	16,479
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	4,087	3,626	8,114	7,282
Depreciation	4,043	3,881	8,044	7,757
Amortization of Intangibles	204	237	441	473
Total Costs and Expenses	20,395	17,911	38,981	35,796

Operating Income	4,873	4,953	9,395	9,755

Interest and Other Income	32	19	40	34
Interest Expense	(1,027)	(1,138)	(2,004)	(2,327)

Income Before Income Taxes	3,878	3,834	7,431	7,462
Income Tax Provision	1,569	1,551	3,006	3,018

Income from Continuing Operations	2,309	2,283	4,425	4,444

Discontinued Operations
Income/(Loss) From Operations of Discontinued Component	170	—	170	(99)
Income Tax Provision/(Benefit)	69	—	69	(40)
Income/(Loss) from Discontinued Operations	101	—	101	(59)

Net Income	$2,410	$2,283	$4,526	$4,385

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.18	$0.18	$0.34	$0.34
Basic Earnings Per Share - Discontinued Operations:	0.01	—	0.01	—
	$0.19	$0.18	$0.35	$0.34
Dividends Per Share	$0.12	$0.11	$0.24	$0.22
Weighted Average Common Shares Outstanding	13,072,273	12,974,669	13,065,685	12,972,130

Diluted Earnings Per Share - Continuing Operations:	$0.18	$0.18	$0.34	$0.34
Diluted Earnings Per Share - Discontinued Operations:	0.01	—	0.01	—
	$0.19	$0.18	$0.35	$0.34

Weighted Average Common and Equivalent Shares Outstanding	13,102,316	13,020,317	13,101,571	13,021,295

Consolidated Balance Sheet

(unaudited)

(In Thousands Except Share and Per Share Amounts)	6/30/2005	12/31/2004
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,003	$257
Receivables, Net of Allowance for Doubtful Accounts of $1,379 and $1,256	9,628	9,892
Income Taxes Receivable	—	204
Costs in Excess of Billings on Contracts	1,754	927
Inventories, Net	3,579	3,182
Deferred Income Taxes	1,430	1,430
Prepaid Expenses	1,437	1,185
Other	900	1,214
TOTAL CURRENT ASSETS	19,731	18,291
INVESTMENTS	2,507	4,371
PROPERTY, PLANT AND EQUIPMENT	250,428	246,341
Less ACCUMULATED DEPRECIATION	138,628	131,649
PROPERTY, PLANT AND EQUIPMENT, NET	111,800	114,692
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	335	387
Financial Derivative Instruments	2,584	2,501
Deferred Costs and Other	2,492	3,209
TOTAL OTHER ASSETS	30,497	31,183
TOTAL ASSETS	$164,535	$168,537

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$—	$1,680
Accounts Payable	2,327	4,065
Accrued Expenses	4,090	3,202
Accrued Interest	69	76
Accrued Income Taxes	2,562	—
Billings in Excess of Costs on Contracts	254	260
Advanced Billings and Deposits	2,572	2,898
Current Maturities of Long-Term Obligations	4,424	5,323
TOTAL CURRENT LIABILITIES	16,298	17,504
LONG-TERM OBLIGATIONS, Net of Current Maturities	92,804	97,661
DEFERRED INCOME TAXES	15,303	15,270
DEFERRED REVENUE AND EMPLOYEE BENEFITS	6,772	6,557
TOTAL LIABILITIES	131,177	136,992
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 13,076,331 in 2005 and 13,057,106 in 2004	1,308	1,306
Additional Paid-In Capital	8,985	8,615
Retained Earnings	21,510	20,119
Accumulated Other Comprehensive Income	1,555	1,505
TOTAL SHAREHOLDERS’ EQUITY	33,358	31,545
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$164,535	$168,537

Telecom Sector Recap – Continuing Operations

(unaudited)

(Dollars in Thousands)	For Three Months Ended June 30		For Six Months Ended June 30
	2005	2004	2005	2004
ILEC
Revenues
Local Service	$3,742	$3,818	$7,478	$7,549
Network Access	8,364	8,272	16,858	16,949
Data	590	547	1,160	1,069
Intersegment	52	69	103	138
Other	1,558	1,596	3,224	3,343
Total Revenues	$14,306	$14,302	$28,823	$29,048

Key Metrics
Access Lines	57,995	60,044
DSL Customers	8,091	5,954

Communications Services
Revenues
Local Service	$883	$925	$1,772	$1,854
Network Access	494	621	1,012	1,301
Long Distance	1,219	1,106	2,361	2,334
Internet	1,100	994	2,171	1,989
Data	630	399	1,248	780
Digital TV	244	119	452	225
Other	462	450	895	880
Total Revenues	$5,032	$4,614	$9,911	$9,363

Key Metrics
Access Lines
Overbuild	10,550	10,406
Unbundled Network Element (UNE)	1,746	1,699
Total Service Resale (TSR)	1,757	2,430
Total	14,053	14,535
Long Distance Customers	42,061	40,456
Internet Customers	17,761	16,707
DSL Customers	3,602	2,992
Digital TV Customers	2,141	1,365

Total Continuing Telecom Sector
Revenues	$19,338	$18,916	$38,734	$38,411
Cost of Services, excluding Depreciation and Amortization	7,546	7,182	14,958	14,662
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	2,764	2,549	5,448	5,078
Depreciation and Amortization	3,564	3,407	7,100	6,814
Operating Income	$5,464	$5,778	$11,228	$11,857

Income from Continuing Operations	$3,252	$3,440	$6,684	$7,059

Other - Continuing Operations
Capital Expenditures	$2,678	$4,096	$4,050	$6,217
Customers	131,870	131,742
DSL Customers	11,693	8,946
Digital TV Customers	2,141	1,365

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